Exhibit 21.1

SUBSIDIARIES OF ON DECK CAPITAL, INC.

Name	Jurisdiction
On Deck Asset Company, LLC	Delaware
On Deck Capital Australia PTY LTD (1)	Australia
OnDeck Account Receivables Trust 2013-1 LLC	Delaware
Prime OnDeck Receivable Trust II, LLC	Delaware
Receivable Assets of OnDeck, LLC	Delaware
OnDeck Asset Securitization Trust II LLC	Delaware
OnDeck Asset Funding I LLC	Delaware
OnDeck Asset Funding II LLC	Delaware
Small Business Asset Fund II LLC	Delaware
Loan Assets of OnDeck, LLC	Delaware
OnDeck Funding Trust No. 1	Australia
OnDeck Funding Trust No. 2	Australia

Except as noted, all subsidiaries are 100% owned.

(1) The Company has a 55% ownership interest in On Deck Capital Australia PTY LTD.